EXHIBIT 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 54th Annual Dividend Increase and
Sets Annual Meeting Date
Richmond, VA May 22, 2024 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of eighty-one cents ($0.81) per share on the common shares of the Company, payable August 5, 2024, to common shareholders of record at the close of business on July 8, 2024. This increase indicates an annualized rate of $3.24 per common share and a yield of approximately 6.08% based on the $53.29 closing price on May 20, 2024.

Mr. Freeman noted, “We are pleased to announce our 54th annual dividend increase for our shareholders. This decision reflects the Universal Corporation Board’s confidence in our business strategy and disciplined investment decisions."

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 6, 2024. It will be held at 11:00 a.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 6, 2024.

Universal Corporation (NYSE: UVV), is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.

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